                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SINCLAIR BROADCAST GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          SINCLAIR BROADCAST GROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        N/A
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        N/A
        ------------------------------------------------------------------------
    (5) Total fee paid:
        N/A
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        N/A
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
        N/A
        ------------------------------------------------------------------------
    (3) Filing Party:
        N/A
        ------------------------------------------------------------------------
    (4) Date Filed:
        N/A
        ------------------------------------------------------------------------

                                                                  April 16, 2001

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Sinclair Broadcast Group, Inc. We will be holding the annual meeting on May 22, 2001 at Sinclair's corporate office, second floor, 10706 Beaver Dam Road, Cockeysville, MD 21030 at 10:00 a.m., local time.

     Enclosed with this letter is a notice of the annual meeting of stockholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s annual report to stockholders for the fiscal year ended December 31, 2000.

     Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly.

     You are cordially invited to attend the annual meeting, and you may vote in person even though you have returned your card. Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                           Sincerely,




                                           David D. Smith
                                           Chairman of the Board
                                           and Chief Executive Officer







 YOUR VOTE IS IMPORTANT--PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY,
            WHETHER OR NOT YOU PLAN TO ATTEND THE SINCLAIR BROADCAST
                           GROUP, INC. ANNUAL MEETING.

                         SINCLAIR BROADCAST GROUP, INC.
                              10706 BEAVER DAM ROAD
                             COCKEYSVILLE, MD 21030


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

           -----------------------------------------------------------

                           DATE: TUESDAY, MAY 22, 2001
                           TIME: 10:00 A.M. LOCAL TIME
                           PLACE: SINCLAIR CORPORATE OFFICE,
                                  SECOND FLOOR
                                  10706 BEAVER DAM RD
                                  COCKEYSVILLE, MD 21030

           -----------------------------------------------------------


            YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Dear Stockholders:

     At the 2001 annual meeting, we will ask you to:

     1.   Elect seven directors, each for a one-year term.

     2. Ratify the appointment by the board of directors of the firm of Arthur Andersen LLP as independent public accountants of Sinclair for the fiscal year ending December 31, 2001.

     3. Transact such other business as may properly come before the annual meeting.

     You will be able to vote your shares at the annual meeting if you were a stockholder of record at the close of business on April 9, 2001.

                                           BY ORDER OF THE BOARD OF DIRECTORS




                                           J. Duncan Smith, Secretary


Baltimore, Maryland
April 16, 2001

                                TABLE OF CONTENTS




                                                                                         PAGE
                                                                                         ----
INFORMATION ABOUT THE 2001 ANNUAL MEETING AND VOTING.......................................2

PROPOSAL 1: ELECTION OF DIRECTORS..........................................................4

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS...........................................4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................5

DIRECTORS AND EXECUTIVE OFFICERS...........................................................7

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE......................................19

STOCKHOLDER PROPOSALS.....................................................................21

APPENDIX 1 - AUDIT COMMITTEE CHARTER......................................................22

                         SINCLAIR BROADCAST GROUP, INC.
                              10706 BEAVER DAM ROAD
                          COCKEYSVILLE, MARYLAND 21030

                                 --------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 22, 2001

                                 --------------

     This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2001 annual meeting of Sinclair Broadcast Group, Inc. The 2001 annual meeting will be held on May 22, 2001 at Sinclair's corporate office, second floor, Cockeysville, MD 21030 at 10:00 a.m. local time.

     This proxy statement provides detailed information about the annual meeting, the proposals you will be asked to vote on at the annual meeting, and other relevant information. The board of directors of Sinclair is soliciting these proxies.

     At the annual meeting, you will be asked to vote on the following proposals:

     1.   Elect seven directors, each for a one-year term,

     2. Ratify the appointment by the board of directors of the firm of Arthur Andersen LLP as independent public accountants of Sinclair for the fiscal year ending December 31, 2001, and

     3.   Such other matters as may properly come before the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ELECT THE BOARD'S NOMINEES FOR DIRECTOR AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

     On or about April 20, 2001, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in Sinclair as of the close of business on April 9, 2001. We have mailed with the proxy statement a copy of Sinclair's annual report to stockholders for the fiscal year ended December 31, 2000.

              INFORMATION ABOUT THE 2001 ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

     The annual meeting will be held on May 22, 2001 at Sinclair's corporate office, second floor, 10706 Beaver Dam Road, Cockeysville, MD 21030 at 10:00 a.m. local time.

THIS PROXY SOLICITATION

     We are sending you this proxy statement because Sinclair's board of directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares.

     Sinclair is paying the cost of requesting these proxies. Sinclair's directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. Sinclair will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

VOTING YOUR SHARES

     You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us before the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

     If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on both proposals.

     IF YOU DECIDE TO VOTE BY PROXY, YOUR PROXY CARD WILL BE VALID ONLY IF YOU SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING SCHEDULED TO BE HELD ON MAY 22, 2001.

     If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, and FOR ratification of the selection of Arthur Andersen LLP as the independent accountants of Sinclair for the 2001 fiscal year.

     We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If we or a stockholder properly present any other proposal to the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

REVOKING YOUR PROXY

     If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy one of three ways:

     o You may notify the Secretary of Sinclair in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland, 21030, Attention:
          J. Duncan Smith, Vice President and Secretary. Your notice must be received by us before the time of the annual meeting.

     o    You may submit a proxy dated later than your original proxy.

     o You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

VOTE REQUIRED BY APPROVAL

     SHARES ENTITLED TO VOTE. On April 9, 2001 (the record date), the following shares were issued and outstanding and had the votes indicated:

     o 39,595,877 shares of class A common stock, each of which is entitled to one vote on each of the proposals, and

     o 44,838,828 shares of class B common stock, each of which is entitled to ten votes on each of the proposals.

     QUORUM. A "quorum" must be present at the annual meeting in order to transact business. A quorum will be present if 243,992,079 votes are represented at the annual meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions will be counted as shares that are represented at the annual meeting.

     VOTES REQUIRED. The votes required on each of the proposals are as follows:

Proposal 1: Election of Seven Directors             The seven nominees for director who receive the most votes will be elected. If you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection               The affirmative vote of a majority of the votes cast at the annual
 of Independent Accountant                          meeting is required to ratify the selection of independent accountants. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

ADDITIONAL INFORMATION

     We are mailing our annual report to stockholders for the fiscal year ended December 31, 2000, including consolidated financial statements, to all stockholders entitled to vote at the annual meeting together with this proxy statement. The annual report does not constitute a part of the proxy solicitation material. The annual report tells you how to get additional information about Sinclair.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     Nominees for election to the board of directors are:

         David D. Smith
         Frederick G. Smith
         J. Duncan Smith
         Robert E. Smith
         Basil A. Thomas
         Lawrence E. McCanna
         Daniel C. Keith

     Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the first six nominees listed above is currently a member of the board of directors and each of them, and Mr. Keith has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this proxy statement titled "Directors and Executive Officers," which begins on page 7.

     If any of the nominees cannot serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the board of directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

     The board of directors has established the size of the board at seven members. Proxies for the annual meeting may not be voted for more than seven nominees.

     Messrs. David, Frederick, Duncan and Robert Smith (collectively, the controlling stockholders) have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the board of directors until June 12, 2005.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

                PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

     The board of directors, with the concurrence of Sinclair's audit committee, has selected Arthur Andersen LLP as its independent auditors for 2001. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the board of directors will reevaluate the engagement of the independent auditors. Even if the appointment is ratified, the board of directors in its discretion may nevertheless appoint another firm of independent auditors at any time during the year if the board of directors determines that such a change would be in the best interests of the shareholders and Sinclair.

     A representative of Arthur Andersen LLP is expected to attend the annual meeting. The Arthur Andersen representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders. Additional information regarding fees paid to Arthur Andersen LLP is available in the section of this proxy statement titled "Audit Committee, Audit Fees and Auditor Independence."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     There were 84,434,705 shares of common stock of Sinclair issued and outstanding on April 6, 2001 consisting of 39,595,877 shares of class A common stock and 44,838,828 shares of class B common stock. The following table shows how many shares were owned by the following categories of persons as of that date:

     o    persons who own more than 5% of the shares;

     o each director and each officer described on the "Summary Compensation Table" on page 12;

     o    all directors and executive officers as a group.

                                               SHARES OF CLASS B                SHARES OF CLASS A
                                                 COMMON STOCK                     COMMON STOCK               PERCENT OF
                                              BENEFICIALLY OWNED               BENEFICIALLY OWNED              TOTAL
                                             ---------------------        --------------------------           VOTING
                 NAME                        NUMBER        PERCENT         NUMBER       PERCENT (a)           POWER (b)
                 ----                        ------        -------        --------      ------------         ----------
David D. Smith (c) (d).............        12,227,393        27.3%        12,333,514        23.8%              25.1%
Frederick G. Smith (c) (e).........         9,878,553        22.0%        10,698,692        21.6%              20.4%
J. Duncan Smith (c) (f)............        12,281,431        27.4%        12,282,485        23.7%              25.2%
Robert E. Smith (c) (g)............        10,130,503        22.6%        10,637,809        21.4%              20.9%
David B. Amy (h)...................                                          158,139          *                *
Barry P. Drake (i).................                                          138,871          *                *
Basil A. Thomas....................                                            4,000          *                *
Lawrence McCanna...................                                              600          *                *
Daniel C. Keith....................                                               --          *                *
Barry Baker (j)
   28 Merry Hill Ct.
   Baltimore, MD  21208............                                         2,764,870        7.0%              *
Citigroup, Inc. (k)
   399 Park Ave.
   New York, NY 02109..............                                         4,152,458       10.5%              *
T. Rowe Price Associates, Inc. (l)
   100 E. Pratt St
   Baltimore, MD 21202.............                                         3,746,342       9.5%               *
Neuberger Berman, Inc. (m)
   605 Third Avenue
   New York, NY 10158..............                                         6,157,900       15.6%               1.3%
Schroder Investment Management
   Group (n)
   31 Gresham Street
   London, EC2V 7QA
   United Kingdom..................                                         2,032,300       5.1%               *
Westfield Capital Management
   Co., Inc. (o)
   One Financial Center, 23rd fl.
   Boston, MA  02111...............                                         3,476,581       8.8%               *
All directors and executive officers
   as a group (9 persons) (p)......        44,517,880        99.3%         46,254,110       55.0%              91.6%

----------
*    Less than 1%

(a) Percent of class A common stock beneficially owned by an individual (or group) is calculated by taking the number of shares of class A common stock beneficially owned by an individual (or group) divided by the number of shares of class A common stock outstanding plus only shares of class A common stock equivalents held by an individual (or group), including class B common stock and exercisable stock options.

(b) Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share except for votes relating to "going private" and certain other transactions. The class A common stock and the class B common stock vote altogether as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of class B common stock may at any time convert their shares into the same number of shares of class A common stock.

(c) Shares of class A common stock beneficially owned includes both shares of class A common stock and class B common stock beneficially owned and aggregated, assuming each share of class B common stock has been converted into one share of class A common stock.

(d) Includes 75,000 shares of class A common stock that may be acquired upon exercise of options.

(e)  Includes 608,558 shares held in irrevocable trusts established by Frederick
     G. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(f) Includes 552,000 shares held in irrevocable trusts established by J. Duncan Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(g)  Includes 1,117,639 shares held in irrevocable trusts established by Robert
     E. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(h) Includes 151,250 shares of class A common stock that may be acquired upon exercise of options.

(i) Includes 112,500 shares of class A common stock that may be acquired upon exercise of options.

(j) Mr. Baker's 2,764,870 shares of class A common stock may be acquired upon the exercise of options.

(k) As set forth in the schedule 13G filed by Citigroup, Inc. with the SEC on February 15, 2001, Citigroup Inc., through Salomon Smith Barney Holdings, Inc., its wholly-owned subsidiary, holds 4,152,458 shares of class A common stock. Solomon Smith Barney Holdings, Inc. owns 4,002,458 shares and Citigroup, Inc. owns 150,000 shares.

(l) As set forth in the schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2001, T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of 3,746,342 shares and has sole voting discretion with respect to 723,344 of those shares as a result of acting as investment advisor to various investment companies.

(m) As set forth in the Schedule 13G filed by Neuberger Berman, Inc. with the SEC on February 6, 2001, Neuberger Berman Inc., through its wholly-owned subsidiaries Neuberger Berman LLC and Neuberger Berman Management Inc., is deemed to be the beneficial owner of 6,157,900 shares of class A common stock and has sole voting discretion with respect to 4,838,150 of those shares. Neuberger Berman, LLC acts as an investment advisor and broker/dealer with discretion for individual securities for various unrelated clients. Neuberger Berman Management, Inc. acts as investment advisor to a series of public mutual funds.

(n) As set forth in the schedule 13F filed by Schroder Investment Management Group with the SEC on February 14, 2001, Schroder Investment Management Group is deemed to be the beneficial owner of 2,032,300 shares.

(o) As set forth in the schedule 13F filed by Westfield Capital Management Co., Inc. with the SEC on January 12, 2001, Westfield Capital Management Co., Inc. is deemed to be the beneficial owner of 3,476,581 shares.

(p) Includes 338,750 shares of Class A common stock that may be acquired upon exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations) and directors, and persons who own more than ten percent of a registered class of the our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information relating to our executive officers, directors and nominees, and certain key employees.

                      NAME                            AGE                            TITLE
                      ----                            ---                            -----
David D. Smith...............................          50     President, Chief Executive Officer, Director and Chairman
                                                              of the Board
Frederick G. Smith...........................          51     Vice President and Director
J. Duncan Smith..............................          47     Vice President, Secretary and Director
David B. Amy.................................          48     Executive Vice President and Chief Financial Officer
Lawrence McCanna.............................          57     Director
Basil A. Thomas..............................          85     Director
Robert E. Smith..............................          37     Director
Daniel C. Keith..............................          46     Director
Barry Drake..................................          49     Chief Executive Officer of Sinclair Communications, Inc.
Michael Granados.............................          46     Regional Director
Steven M. Marks..............................          44     Regional Director
Craig Millar.................................          52     Regional Director
Richard D. Singer............................          57     Regional Director
Jeffrey W. Sleete............................          46     Regional Sales Counselor
David R. Bochenek............................          38     Corporate Controller
M. William Butler............................          48     Vice President / Group Programming and Promotions
Michael Draman...............................          52     Vice President / TV Sales and Marketing
Barry M. Faber...............................          39     Vice President / General Counsel
Mark E. Hyman................................          43     Vice President / Corporate Relations
Leonard Ostroff..............................          33     Chief Operating Officer of Sinclair Ventures, Inc.
Nat Ostroff..................................          60     Vice President / New Technology
Delbert R. Parks III.........................          49     Vice President / Operations and Engineering
Lucy A. Rutishauser..........................          36     Treasurer
Robin A. Smith...............................          44     Vice President / Finance
Donald H. Thompson...........................          34     Vice President / Human Resources

     Members of the board of directors are elected for one-year terms and until their successors are duly elected and qualified. Executive officers are appointed by the board of directors annually to serve for one-year terms and until their successors are duly appointed and qualified.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The board of directors held a total of six meetings during 2000, and executed seven unanimous consents in lieu of meetings. Each director attended 100% of the aggregate number of meetings of the board of directors and all committees of the board of directors on which he served.

     The board of directors currently consists of six members. The committees of the board of directors include an audit committee and a compensation committee.

     o AUDIT COMMITTEE. The members of the audit committee are Messrs. Thomas and McCanna. Messrs. Thomas and McCanna meet the independence criteria established by the National Association of Securities Dealers, Inc. The report of the audit committee describes the scope of authority of the committee and may be found on page 19. The audit committee's charter is included as Appendix 1.

          Newly effective rules of the NASDAQ require that audit committees have three members as of June 2001. Each of these members must be independent directors provided that one non-independent director may serve on the audit committee as long as the board of directors determines this is in the best interest of Sinclair. In addition, the board is required to disclose its reasons for this determination in our proxy statement.

          If Mr. Keith is elected to the board of directors he will be appointed to serve on the audit committee. Pursuant to the NASDAQ rules, although Mr. Keith is not related to the Smith family and does not perform services for Sinclair, he is not treated as independent. His characterization as non-independent stems from the investment and management services Mr. Keith provides to three of the Smith brothers and certain corporations owned by one or more of them.

          Notwithstanding Mr. Keith's failure to qualify as an independent director under the rules of NASDAQ, the board of directors has determined that it is in the best interest of Sinclair that Mr. Keith serve on both the board and the audit committee. This determination was based on the personal knowledge that the board has with regard to Mr. Keith's financial abilities, judgement and integrity, based in large part on his past provision of services to three members of the current board of directors. Mr. Keith, who has been advising clients for more than 20 years, has extensive business experience, a comprehensive understanding of financial issues and experience serving as a member of several other local boards of directors.

     o COMPENSATION AND STOCK OPTION COMMITTEE. The members of the compensation and stock option committee are Messrs. Thomas and McCanna. This committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs and making recommendations to the board of directors in the interval between meetings. The compensation and stock option committee formally met 18 times during the year ended December 31, 2000.

DIRECTOR AND OFFICER PROFILES

     David D. Smith has served as President and Chief Executive Officer since 1998 and as Chairman of the Board since September 1990. Prior to that, he served as General Manager of WCWB, Pittsburgh, Pennsylvania, from 1984, and assumed the financial and engineering responsibility for Sinclair. In 1980, Mr. Smith founded Comark Television, Inc., which applied for and was granted the permit for WPXT-TV in Portland, Maine and which purchased WDSI-TV in Chattanooga, Tennessee. WPXT-TV was sold one year after construction and WDSI-TV was sold two years after its acquisition. From 1978 to 1986, Mr. Smith co-founded and served as an officer and director of Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith are brothers. David Smith is currently a member of the board of directors of Sinclair Ventures, Inc., Acrodyne Communications, Inc., G1440, Inc., Summa Holdings, Ltd. and KDSM, Inc.

     Frederick G. Smith has served as Vice President of Sinclair since 1990 and as a Director since 1986. Prior to joining Sinclair in 1990, Mr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Mr. Smith was the sole officer, director and stockholder. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc., the Freven Foundation and Gerstell Academy.

     J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1988. Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters. In addition, he also worked extensively on the construction of WCWB in Pittsburgh, WTTE in Columbus, WIIB in Bloomington and WTTA in St. Petersburg, the renovation of the new studio, offices and news facility for WBFF in Baltimore and construction of the new Sinclair headquarters building in Cockeysville, Md. J. Duncan Smith is currently a member of the board of directors of Sinclair Ventures, Inc.

     David B. Amy has served as Executive Vice President and Chief Financial Officer (CFO) since March 2001. Prior to that, he served as Executive Vice President since September 1999 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO since 1994. In addition, he serves as Secretary of SCI, the Sinclair subsidiary that owns and operates the broadcasting operations. Prior to his appointment as Vice President and CFO, Mr. Amy served as the Corporate Controller and the Chief Accounting Officer of Sinclair beginning in 1986. Mr. Amy has over 17 years of broadcast experience, having joined Sinclair as a Business Manager for WCWB-TV in Pittsburgh. Mr. Amy received his MBA degree from the University of Pittsburgh in 1981. Mr. Amy is currently a member of the board of directors of Acrodyne Communications, Inc., G1440, Inc., and KDSM, Inc., and an advisor to Allegiance Capital, L.P.

     Lawrence E. McCanna has served as a Director of Sinclair since July 1995. Mr. McCanna has been a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. since 1972 and has served as its managing director since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants. Mr. McCanna is a former member of the board of directors of Maryland Special Olympics.

     Basil A. Thomas has served as a Director of Sinclair since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Judge Thomas served as an Associate Judge on the Municipal Court of Baltimore City and, from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City. Judge Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association. Judge Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore. Judge Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

     Robert E. Smith has served as a Director of Sinclair since 1995. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. Prior to that time, he assisted in the construction of WTTE-TV and also worked for Comark Communications, Inc. installing UHF transmitters. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust and Gerstell Academy.

     Daniel C. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979 and is currently a member of several local boards as well as charitable foundations.

     Barry Drake has served as Chief Executive Officer of SCI since June 1999. Prior to that time he served as Chief Operating Officer of SCI Radio since 1996 and Chief Operating Officer of Keymarket Radio Division of River City since July 1995. Prior to that time, he was President and Chief Operating Officer of Keymarket since 1988. From 1985 through 1988, Mr. Drake performed the duties of the President of each of the Keymarket broadcasting entities, with responsibility for three stations located in Houston, St. Louis and Detroit. Mr. Drake is a graduate of Penn State University. On February 27, 2001, Mr. Drake announced his resignation as Chief Executive Officer of SCI, which will take effect May 31, 2001.

     Michael Granados has served as a Regional Director of SCI since July 1996. As a Regional Director, Mr. Granados is responsible for the Sacramento, Las Vegas, San Antonio, Oklahoma City, Kansas City, Mobile/Pensacola, Milwaukee and Tallahassee markets. Prior to July 1996, Mr. Granados has served as the General Manager of WTTV-TV. Before 1996 and while working for River City, Mr. Granados served as the General Sales Manager of KABB from 1989 to 1993 and the Station Manager and Director of Sales of WTTV from 1993 to 1994.

     Steven M. Marks has served as Regional Director of SCI since October 1994. As Regional Director, Mr. Marks is responsible for the Baltimore, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets. Prior to his appointment as Regional Director, Mr. Marks served as General Manager for WBFF since July 1991. From 1986 until joining WBFF in 1991, Mr. Marks served as General Sales Manager at WTTE-TV. Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

     Craig Millar has served as a Regional Director since July 1998. As Regional Director, Mr. Millar is responsible for the Raleigh, Ashville/Greenville, Greensboro, Charleston (South Carolina), Tri-Cities, Des Moines, Cape/Paducah, Cedar Rapids, Peoria, Nashville, Birmingham, Indianapolis, Lexington, Cincinnati and Dayton markets. Prior to his appointment as Regional Director, Mr. Millar served as President and General Manager of KTBC/KVC-TV in Austin, Texas since April 1995. Prior to that Mr. Millar was President and General Manager WBRC-TV in Birmingham, Alabama since March 1992. Prior to that Mr. Millar was Vice President of Sales for Great American Broadcasting since August 1989. Prior to that Mr. Millar served in various sales management and sales positions in both television and radio.

     Richard D. Singer has served as Regional Director of SCI since November 1999. As Regional Director, Mr. Singer is responsible for the Pittsburgh, Madison and Charleston (West Virginia) markets. Prior to joining Sinclair, Mr. Singer served as Director of Sales for WAMI-TV in Miami in addition to his duties as Vice President of National Sales for USA Broadcasting. Prior to that, Mr. Singer served as Director of Sales and Marketing for Knight-Ridder Video and was a General Partner in Regency Communications LP, a group owner of small market radio stations. Prior to that, Mr. Singer served in various management positions with Telerep, including Vice President and General Sales Manager in New York and Vice President East Coast Offices in Philadelphia.

     Jeffrey W. Sleete has served as Regional Sales Counselor for SCI since November 1999. Mr. Sleete also serves as acting Regional Director and is responsible for the Minneapolis and Flint markets. Prior to joining SCI Televison in November 1999, Mr. Sleete had been the VP of Sales and Marketing for SCI Radio since 1996. Prior to joining Sinclair, he was a General Manager in the Detroit, Houston and West Palm Beach markets since 1985, and held various other positions in these markets since 1975.

     David R. Bochenek has served as Corporate Controller since March 2000. Prior to jointing Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. since 1993. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP since 1983. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College of Maryland. Mr. Bochenek is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

     M. William Butler has served as Vice President/Group Programming and Promotions of SCI since July 1999 and prior to that as Vice President/Group Program Director, SCI since 1997. From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL, the Walt Disney Company station in Los Angeles, California. From 1991 to 1995, he was Director of Marketing and Programming at WTXF in Philadelphia, Pennsylvania and prior to that he held the same position at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

     Michael Draman has served as Vice President/TV Sales and Marketing of SCI since 1997. Mr. Draman also serves as acting Regional Director and is responsible for the Springfield (Massachusetts), Portland, Springfield (Illinois) and Champaign markets. From 1995 until joining Sinclair, Mr. Draman served as Vice President of Revenue Development for New World Television. From 1983 to 1995, he was Director of Sales and Marketing for WSVN-TV in Miami, Florida. Mr. Draman attended The American University and The Harvard Business School and served with the U.S. Marine Corps in Vietnam.

     Barry M. Faber has served as Vice President/General Counsel of SCI since August 1999 and prior to that as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shiver, & Jacobson in Washington, D.C. Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.

     Mark E. Hyman has served as Vice President/Corporate Relations since July 1999 and prior to that as Director of Government Relations since February 1997. Prior to joining Sinclair, he was a career Federal employee as an Intelligence Officer, a foreign treaty weapons inspector with the U.S. On-Site Inspector Agency and a Congressional Fellow. A graduate of the U.S. Naval Academy and a military veteran, he was a Naval officer and a Naval Reservist. He most recently served as the Executive Officer of the U.S. National Reconnaissance Office. He has been awarded several military and Intelligence Community awards including four CIA National Intelligence Meritorious Citations.

     Leonard Ostroff has served as Chief Operating Officer of Sinclair Ventures, Inc., a wholly owned subsidiary of Sinclair Broadcast Group, Inc., since August 1999. From 1994 to 1999, Mr. Ostroff served as Vice President of Information Systems for Prudential Securities, Inc., a global securities firm based in New York City. From 1991 to 1994, Mr. Ostroff served as a Senior Imaging Consultant at Viable Information Processing Systems, a systems consulting firm in Towson, Maryland. From 1989 to 1991, Mr. Ostroff worked for Andersen Consulting in New York City as a Senior Consultant. He currently serves on the boards of Sinclair Ventures, Inc. and G1440, Inc.

     Nat Ostroff has served as Vice President/New Technology since joining Sinclair in January 1996. From 1984 until joining Sinclair, he was the President and CEO of Comark Communications, Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement for the development of new UHF transmitter technologies in

1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and a public company and served as its first President and CEO. Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including AFCCE, IEEE and SBE. Mr. Ostroff also serves as Chief Executive Officer and Chairman of the Board for Acrodyne Communications, Inc.

     Delbert R. Parks III has served as Vice President/Operations and Engineering of SCI since 1996. Prior to that time, he was Director of Operations and Engineering for WBFF-TV and Sinclair since 1985, and has been with Sinclair for 29 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, web activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers. Mr. Parks is also a retired Lieutenant Colonel who has held various commands during his 26-year reserve career.

     Lucy A. Rutishauser has served as Treasurer since March 2001. Prior to that time, she served as Assistant Treasurer/Corporate Finance since September 1999 and as Assistant Treasurer since December 1998. From 1990 to 1996, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company and Integrated Health Services, Inc. Prior to that, she held various treasury positions with Laura Ashley, Inc. and Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals and has served two terms on the Board of Directors for the Mid-Atlantic Treasury Management Association.

     Robin A. Smith has served as Vice President/Finance of SCI since August 1999 and prior to that as Chief Financial Officer, SCI Radio since June 1996. From 1993 until joining Sinclair, Ms. Smith served as Vice President and Chief Financial Officer of the Park Lane Group of Menlo Park, California, which owned and operated small market radio stations. From 1982 to 1993, she served as Vice President and Treasurer of Edens Broadcasting, Inc. in Phoenix, Arizona, which owns and operates radio stations in major markets. Ms. Smith is a graduate of Arizona State University and is a Certified Public Accountant.

     Donald H. Thompson has served as Vice President of Human Resources since November 1999 and prior to that as Director of Human Resources since September 1996. Prior to joining Sinclair, Mr. Thompson was Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor's Degree in Psychology and Certificate in Personnel and Industrial Relations from University of Maryland and a Masters of Science in Business/Human Resource & Behavioral Management from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

EXECUTIVE COMPENSATION TABLE

     The following table sets forth certain information regarding our annual and long-term compensation for services rendered in all capacities during the year ended December 31, 2000 by the Chief Executive Officer and the five most highly compensated executive officers other than the Chief Executive Officer, who are collectively referred to as the named executive officers.

SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                 ANNUAL COMPENSATION                COMPENSATION
              NAME AND                           -------------------             SECURITIES UNDERLYING       ALL OTHER
         PRINCIPAL POSITION             YEAR         SALARY        BONUS (a)      OPTIONS GRANTED(#)      COMPENSATION (b)
         ------------------             ----         ------        ---------      ------------------      ----------------
David D. Smith...................        2000      $1,000,000            --             150,000              $6,659
    President and Chief Executive        1999       1,072,500      $603,115               --                  4,609
    Officer                              1998       1,290,000       502,526               --                  4,715

Frederick G. Smith...............        2000         190,000            --               --                  4,877
    Vice President                       1999         190,000            --               --                  4,277
                                         1998         222,093       130,000               --                  4,342

J. Duncan Smith..................        2000         190,000            --               --                  4,877
    Vice President and Secretary         1999         190,000            --               --                 15,165
                                         1998         226,671       135,000               --                 21,809

David B. Amy.....................        2000         300,000            --            100,000                6,659
    Executive Vice President and         1999         300,000        75,000               --                  9,145
    Chief Financial Officer              1998         200,000        75,000            135,000                9,336

Patrick J. Talamantes (c)........        2000         240,000            --             40,000                6,084
    Chief Financial Officer              1999         201,041        15,250               --                  4,484
                                         1998         132,500        20,500             70,000                3,636

Barry P. Drake (d)...............        2000         450,000        50,000               --                  6,659
    Chief Executive Officer of SCI       1999         400,000            --               --                  4,609
                                         1998         350,000            --            80,000                 3,722

----------
(a) The bonuses reported in this column represent amounts awarded and paid during the fiscal years noted but relate to the fiscal year immediately prior to the year noted.

(b) All other compensation consists of income deemed received for personal use of Sinclair-leased automobiles, the Sinclair 401 (k) contribution and life insurance.

(c) Patrick J. Talamantes resigned as Chief Financial Officer effective March 19, 2001. Mr. Talamantes received a bonus of $30,000 in 2001 related to 2000.

(d) On February 27, 2001, Barry P. Drake announced his resignation as Chief Executive Officer of SCI, which will take effect May 31, 2001.

STOCK OPTIONS

     The following table shows the number of stock options granted during 2000 and the 2000 year-end value of the stock options held by the named executive officers:

                                              PERCENT OF TOTAL                 MARKET                  POTENTIAL REALIZABLE VALUE
                      NUMBER OF SECURITIES   OPTIONS GRANTED TO   EXERCISE   PRICE ON                  AT ASSUMED ANNUAL RATES OF
                       UNDERLYING OPTIONS       EMPLOYEES IN        PRICE      DATE OF    EXPIRATION    STOCK PRICE APPRECIATION
    NAME                    GRANTED             FISCAL YEAR       PER SHARE    GRANT        DATE             FOR OPTION TERM
    ----                    -------             -----------       ---------    -----        ----       -----------------------------
                                                                                                       0%        5%         10%
                                                                                                       --        --         ---
David D. Smith.........    150,000                10.97%            $9.25      $9.625      3/1/10   $56,250   $964,217   $2,357,216
Frederick G. Smith.....         --                    --               --          --          --        --         --           --
J. Duncan Smith........         --                    --               --          --          --        --         --           --
David B. Amy...........    100,000                 7.32%             9.25       9.625      3/1/10    37,500    642,811    1,571,477
Patrick J. Talamantes..     40,000                 2.93%             9.25       9.625      3/1/10    15,000    257,124      628,591
Barry Drake............     60,000                 4.39%             9.25       9.625      3/1/10    22,500    385,687      942,886

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 2000 OPTION VALUES

     The following table shows information regarding options exercised during 2000, the number of securities underlying, and the value of "in the money" options outstanding on December 31, 2000.

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS            "IN-THE-MONEY" OPTIONS
                                                                    AT DECEMBER 31, 2000          AT DECEMBER 31, 2000 (a)
                           SHARES ACQUIRED        VALUE        -----------------------------   -----------------------------
         NAME                ON EXERCISE        REALIZE        EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----                -----------        -------        -----------     -------------    -----------    -------------
David D. Smith.......             --                 --          37,500          112,500       $    29,295    $   87,885
Frederick G. Smith...             --                 --              --               --                --            --
J. Duncan Smith......             --                 --              --               --                --            --
David B. Amy.........             --                 --          90,000          210,000            19,530        58,590
Patrick J. Talamantes             --                 --          52,500           77,500             7,812        23,436
Barry P. Drake.......             --                 --          75,000          125,000            11,718        35,154

(a) An "in-the-money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 2000, and all of the value shown reflects stock price appreciation since the granting of the option.

DIRECTOR COMPENSATION

     Sinclair directors who also are Sinclair employees serve without additional compensation. Independent directors receive $15,000 annually. These independent directors also receive $1,000 for each meeting of the board of directors attended and $500 for each committee meeting, special meeting, unanimous consent and informal action attended. In addition, the independent directors are reimbursed for any expenses incurred in connection with their attendance at such meetings.

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement with David D. Smith, President and Chief Executive Officer of Sinclair, on June 12, 1995, which expired on June 12, 1998. We have not entered into a new agreement with Mr. Smith and do not currently anticipate entering into a new agreement. The compensation committee has set David Smith's base salary for 2001 at $1,000,000.

     In June 1998, we entered into an employment agreement with Frederick G. Smith, Vice President of Sinclair. The agreement does not have any specified termination date, and we have the right to terminate the employment of Frederick Smith at any time, with or without cause, subject to the payment of severance payments for termination without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair or its predecessor. Frederick Smith receives a base salary of $190,000 and is entitled to annual incentive bonuses payable based on the attainment of certain cash flow objectives by Sinclair, as well as discretionary bonuses. The incentive bonus takes the form of stock options to acquire shares of the our class A common stock pursuant to our non-qualified stock option long-term incentive plan. The agreement also contains non-competition and confidentiality restrictions on Frederick Smith.

     In June 1998, we entered into an employment agreement with J. Duncan Smith, Vice President and Secretary of Sinclair. The agreement does not have any specified termination date, and we have the right to terminate the employment of Duncan Smith at any time, with or without cause, subject to the payment of severance payments for termination without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair or its predecessor. Duncan Smith receives a base salary of $190,000 and is entitled to annual incentive bonuses payable based on the attainment of certain cash flow objectives by Sinclair, as well as discretionary bonuses. The incentive bonus takes the form of stock options to acquire shares of our class A common stock pursuant to our non-qualified stock option long-term incentive plan. The agreement also contains non-competition and confidentiality restrictions on Duncan Smith.

     In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer of Sinclair. The agreement does not have any specified termination date, and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair or its predecessor. Mr. Amy receives a base salary of $300,000 and may receive an annual bonus based on performance. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

     In February 1997, SCI entered into an employment agreement with Barry Drake, Chief Executive Officer of SCI. The agreement does not have any specified termination date, and SCI has the right to terminate the employment of Mr. Drake at any time, with or without cause, subject to the payment of severance payments for termination without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair. Mr. Drake receives a base salary of no less than $325,000, provided that SCI continues to have at least the same level of broadcast cash flow as in 1997. Mr. Drake is also entitled to receive options to acquire shares of our class A common stock pursuant to the our non-qualified stock option long-term incentive plan. Mr. Drake's compensation may include a bonus in the sole discretion of the executive committee. The agreement also contains non-competition and confidentiality restrictions on Mr. Drake.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors consists entirely of non-employee directors. The committee determines all compensation paid or awarded to our key executive officers.

     PHILOSOPHY. The committee's goal is to attract, motivate, and retain an executive management team that can take full advantage of our opportunities and achieve long-term success in an increasingly competitive business environment, thereby increasing stockholder value. In deciding on initial compensation for an individual, the committee considers determinants of the individual's market value, including experience, education, accomplishments, and reputation, as well as the level of responsibility to be assumed. Retention and compensation decisions are sometimes made in the context of an acquisition, and the committee considers the overall terms of the acquisition and the individual's relationship to the acquired business in those cases. In deciding whether to increase the compensation of an individual or whether to award bonuses or stock options initially or upon subsequent performance reviews, the committee considers the contributions of the individual to our progress on our business plan and against our competitors, to growth of Sinclair and its opportunities and to achievement of other aims the committee deems valuable to stockholders. Applying these factors to each individual's case is a judgment process, exercised by the committee with the advice of management.

     The committee's annual performance evaluation of each executive officer is typically based on a formula, set forth in an employment agreement or otherwise, which sets forth a range of factors to be considered by the committee in determining each executive officer's annual compensation.

Executive officers' compensation consists primarily of three components:

     o    base salary

     o    cash bonus, and

     o    stock options.

     BASE SALARY. The committee establishes base salaries after considering a variety of factors that make up value and usefulness to us, including the individual's knowledge, experience, and accomplishments, level of responsibility, role in an acquired business, and the typical compensation levels for individuals with similar credentials. In the past, executive officers of Sinclair have typically entered into employment agreements with Sinclair. However, we have not entered into an employment agreement with David Smith, the Chief Executive Officer, since the termination of his earlier agreement in June 1998, and do not currently anticipate entering into a new agreement. The committee may increase the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or Sinclair and changes in the market for an executive with similar credentials.

     CASH BONUS. The committee may determine to award cash bonuses for any fiscal year on a discretionary basis. The committee decided not to award bonuses with respect to 2000 based on Sinclair's performance during the year, but in light of Mr. Talamantes' resignation in early 2001, did decide to award a bonus to Mr. Talamantes in light of his contributions to Sinclair over the period he was at Sinclair.

     STOCK OPTIONS. The committee believes achievement of our goals may be fostered by a stock option program that is tailored to employees who significantly enhance the value of Sinclair. In that regard, during the fiscal year ended December 31, 2000, the committee granted employees options to purchase 1,366,835 shares of class A common stock. Named executive officers received options with respect to 350,000 shares of class A common stock. The options (other than those awarded to David Smith) were awarded as part of a decision by the compensation committee to make regular awards of options to employees of a small amount rather than larger awards upon employment or promotion, as had been the case in the past. The committee believes that this provides better incentives to employees than the more sporadic issuance of options. Management recommended granting the options with an exercise price equal to the market price on the date of the recommendation, which was below the market price two days later when the compensation committee approved the recommendation. These options will potentially be subject to the compensation deduction limit as described below upon exercise.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. As one of our largest stockholders, David D. Smith's financial well-being is directly tied to the overall performance of Sinclair. For his services as Sinclair's President and Chief Executive Officer, David D. Smith's compensation for 2000 was determined in accordance with the compensation policies established by the compensation committee. For the year ending December 31, 2001, his base compensation has been set at $1,000,000. The compensation committee decided not to award Mr. Smith a bonus with respect to 2000 based on Sinclair's performance during the year. The committee did decide to award Mr. Smith options to acquire 150,000 shares at the same time and on the same terms as options awarded to other employees based the successful sale of Sinclair's radio division.

     COMPENSATION DEDUCTION LIMIT. The committee has considered the $1 million limit on deductible executive compensation that is not performance-based. The committee believes that substantially all executive compensation expenses paid in 2000, except for certain compensation paid to David Smith in excess of $1 million, will be deductible by us. The committee believes, however, that compensation exceeding this limit should not be ruled out where such compensation is justified on the basis of the executive's value to Sinclair and its shareholders. In any event, there appears to be little evidence that tax deductibility is having much impact on the market for managerial talent, in which we must remain competitive.

                                                    Compensation Committee

                                                    Lawrence E. McCanna
                                                    Basil A. Thomas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than as follows, no named executive officer is a director of a corporation that has a director or executive officer who is also a director of Sinclair. Each of David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and directors of Sinclair, is a director and/or executive officer of each of various other corporations controlled by them. David D. Smith is a director and executive officer of Acrodyne Communications Inc., Sinclair Ventures, Inc. and G1440 Inc., and a director and executive officer of Sinclair. Frederick G. Smith is a director and executive officer of Sinclair and a director of Sinclair Ventures, Inc. J. Duncan Smith is a director and executive officer of Sinclair and a director of Sinclair Ventures, Inc. David B. Amy, an executive officer of the Company, is a director of Acrodyne Communications, Inc. and G1440, Inc.

     During 2000, none of the named executive officers participated in any deliberations of our compensation committee relating to compensation of the named executive officers.

     The members of the compensation committee are Messrs. Thomas and McCanna. Mr. Thomas is of counsel to the law firm of Thomas & Libowitz, and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A. During 2000, we paid Thomas & Libowitz, P.A., approximately $879,220 in fees and expenses for legal services.

COMPARATIVE STOCK PERFORMANCE

     The following line graph compares the yearly percentage change in the cumulative total stockholder return on our class A common stock with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television, and cable television companies) from December 31, 1995 through December 31, 2000. The performance graph assumes that an investment of $100 was made in the class A common stock and in each Index on December 31, 1995, and that all dividends were reinvested. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period.

                                                 [GRAPHIC OMITTED]

        COMPANY/INDEX/MARKET            12/31/95      12/31/96      12/31/97       12/31/98     12/31/99     12/31/00
        --------------------            --------      --------      --------       --------     --------     --------
Sinclair Broadcast Group.........          100         150.72        270.29         240.56       150.06       123.35
NASDAQ Telecommunications
 Index...........................          100         102.30        149.32         247.13       440.92       187.85
NASDAQ Market Index-U.S..........          100         123.09        150.76         212.85       395.02       237.48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year ended December 31, 2000, we engaged in the following transactions with the following persons:

     o    directors, nominees for election as directors, or executive officers;

     o    beneficial owners of 5% or more of our common stock;

     o    immediate family members of any of the above; and

     o    entities in which the above persons have substantial interests.

     WPTT NOTE. In connection with our sale of WCWB in Pittsburgh to WPTT, Inc., WPTT, Inc. issued to us a 15-year senior secured term note of $6.0 million (the WPTT note). We subsequently sold the WPTT note to the late Julian S. Smith and Carolyn C. Smith, the parents of the controlling stockholders and both former stockholders of Sinclair, in exchange for the payment of $50,000 and the issuance of a $6.6 million note, which bears interest at 7.21% per annum and requires payments of interest only through October 2001. Monthly principal payments of $109,317 plus interest are payable with respect to this note commencing in November 2001 and ending in September 2006, at which time the remaining principal balance plus accrued interest, if any, is due. During the year ended December 31, 2000, we received $0.5 million in interest payments on this note. At December 31, 2000, the balance on this note was $6.6 million.

     AFFILIATED LEASES. From 1987 to 1992, we entered into five lease transactions (four of which are still in effect) with Cunningham Communications, Inc. (CCI), a corporation wholly owned by the controlling stockholders, to lease certain facilities from CCI. Three of these leases are 10-year leases for rental space on broadcast towers, one of which is a capital lease having a renewable term of 10 years. The other lease is a month-to-month lease for a portion of studio and office space at which certain satellite dishes are located. Aggregate annual rental payments related to these leases were $0.5 million in 2000. The aggregate annual rental payments related to these leases are scheduled to be $0.6 million in 2001 and 2002.

     In January 1991, we entered into a 10-year capital lease with Keyser Investment Group (KIG), a corporation wholly owned by the controlling stockholders, pursuant to which we lease both an administrative facility and studios for station WBFF. Additionally, in June 1991, we entered into a one-year renewable lease with KIG pursuant to which we lease parking facilities at the administrative facility. Payments under these leases with KIG were $0.6 million in 2000. The aggregate annual rental payments related to the administrative facility are scheduled to be $0.7 million in 2001 and 2002. During 2000, we chartered airplanes owned by certain companies controlled by the controlling stockholders and incurred expenses of approximately $0.2 million related to these charters.

     In June 1999, Sinclair entered into a ten-year capital lease with Beaver Dam LLC, a corporation wholly owned by three of the controlling stockholders, pursuant to which Sinclair leases office space for its corporate headquarters. Payments under this lease agreement were $1.2 million in 2000, and are scheduled to be $1.1 million in 2001 and 2002.

     TRANSACTIONS WITH GERSTELL. Gerstell LP, an entity wholly owned by the controlling stockholders, was formed in April 1993 to acquire certain of our personal and real property interests in Pennsylvania. In a transaction that was completed in September 1993, Gerstell LP acquired the WPGH office/studio, transmitter and tower site for an aggregate purchase price of $2.2 million. The purchase price was financed in part by a $2.1 million note from Gerstell LP bearing interest at 6.18% with principal payments beginning on November 1, 1994 and a final maturity date of October 1, 2013. Principal and interest paid in 2000 on the note was $0.2 million. At December 31, 2000, $1.7 million in principal amount of the note remained outstanding. Following the acquisition, Gerstell LP leased the office/studio, transmitter and tower site to WPGH, Inc. (a Sinclair subsidiary). The leases have terms of seven years, with four seven-year renewal periods. Aggregate annual rental payment related to these leases was $0.6 million in 2000.

     STOCK REDEMPTIONS. On September 30, 1990, we issued certain notes (the founders' notes) maturing on May 31, 2005, payable to the late Julian S. Smith and Carolyn C. Smith, former majority owners of Sinclair and the parents of the controlling stockholders. The founders' notes, which were issued in consideration for stock redemptions equal to 72.65% of the then outstanding stock of Sinclair, have principal amounts of $7.5 million and $6.7 million, respectively. The founders' notes include stated interest rates of 8.75%, which were payable annually from October 1990 until October 1992, then payable monthly commencing April 1993 to December 1996, and then semi-annually thereafter until maturity. The effective interest rate approximates 9.4%. The founders' notes are secured by security interests in substantially all of Sinclair's assets and subsidiaries, and are personally guaranteed by the controlling stockholders.

     Principal and interest payments on the founders' note issued to the estate of Julian S. Smith are payable, in various amounts, each April and October, beginning October 1991 until October 2004, with a balloon payment due at maturity in the amount of $5.0 million. Additionally, monthly interest payments commenced April 1993 and continued until December 1996. Principal and interest paid in 2000 on this founders' note was $0.6 million and at December 31, 2000, $5.5 million in principal amount of this founders' note remained outstanding.

     Principal payments on the founders' note issued to Carolyn C. Smith are payable, in various amounts, each April and October, beginning October 1991 until October 2002. Principal and interest paid in 2000 on this founders' note was $1.1 million. At December 31, 2000, $1.1 million in principal amount of this founders' note remained outstanding.

     RELATIONSHIP WITH GLENCAIRN.  Glencairn is a corporation owned by

     o    Edwin L. Edwards, Sr. (3%),

     o    Carolyn C. Smith, the mother of the controlling stockholders (7%), and

     o certain trusts established by Carolyn C. Smith for the benefit of her grandchildren (the Glencairn Trusts) (90%).

     The 90% equity interest in Glencairn owned by the Glencairn Trusts is held through the ownership of non-voting common stock. The 7% equity interest in Glencairn owned by Carolyn C. Smith is held through the ownership of common stock that is generally non-voting, except with respect to certain specified extraordinary corporate matters as to which this 7% equity interest has the controlling vote. Edwin L. Edwards, Sr. owns a 3% equity interest in Glencairn through ownership of all of the issued and outstanding voting stock of Glencairn and is Chairman of the Board, President and Chief Executive Officer of Glencairn.

     There have been, and we expect that in the future there will be, transactions between us and Glencairn. Glencairn is the owner-operator and FCC licensee of WNUV in Baltimore, Maryland, WVTV in Milwaukee, Wisconsin, WRDC in Raleigh/Durham, North Carolina, WABM in Birmingham, Alabama, KRRT in San Antonio, Texas, WBSC (formally WFBC) in Asheville/Greenville/Spartanburg, South Carolina, and WTTE in Columbus, Ohio. We have entered into LMAs with Glencairn pursuant to which we provide programming to Glencairn for airing on WNUV, WVTV, WRDC, WABM, KRRT, WFBC and WTTE in exchange for the payment by us to Glencairn of a monthly fee totaling $0.8 million.

     In June 1995, we acquired options from Carolyn Smith and the Glencairn trusts (the Glencairn Options) which grant to us the right to acquire, subject to applicable FCC rules and regulations, stock comprising up to a 97% equity interest in Glencairn. Each Glencairn option was purchased by us for $1,000 ($5,000 in the aggregate) and is exercisable only upon our payment of an option exercise price generally equal to the optionor's proportionate share of the aggregate acquisition cost of all stations owned by Glencairn on the date of exercise (plus interest at a rate of 10% from the respective acquisition date). We estimate that the aggregate option exercise price for the Glencairn options, if currently exercised, would be approximately $22.3 million.

      On November 15, 1999, we entered into five separate plans and agreements of merger, pursuant to which we would acquire through merger with subsidiaries of Glencairn, Ltd., television broadcast stations WABM, Birmingham, Alabama, KRRT, San Antonio, Texas, WVTV, Milwaukee, Wisconsin, WRDC, Raleigh/Durham, North Carolina and WBSC (formerly WFBC), Ashville/Greenville/Spartanburg, South Carolina. The consideration for these mergers is the issuance to Glencairn shares of class A voting common stock the Company. The total value of the shares to be issued in consideration for all of the mergers is $8.0 million. A petition to deny was filed with the FCC against the applications. We have filed an opposition to the petition to deny and are awaiting FCC action.

      TRANSACTION WITH WPTT, INC. On November 15, 1999, we entered into an agreement to purchase substantially all of the assets of television station WCWB, Pittsburgh, Pennsylvania, with the owner of that television station, WPTT, Inc., for a purchase price of $17.8 million. The waiting period under the Hart-Scott-Rodino Antitrust Act of 1976 has expired and closing on this transaction is subject to FCC approval. A petition to deny was filed with the FCC against the application. We have filed an opposition to the petition to deny and are awaiting FCC action.

     HERITAGE AUTOMOTIVE GROUP. In January 1997, David D. Smith, our President and Chief Executive Officer and one of the controlling stockholders, made a substantial investment in, and became a member of the board of directors of, Summa Holdings, Ltd. which, through wholly owned subsidiaries, owns the Heritage Automotive Group (Heritage) and Allstate Leasing (Allstate). Mr. Smith is not an officer, nor does he actively participate in the management, of Summa Holdings, Ltd., Heritage, or Allstate. Heritage owns and operates new and used car dealerships in the Baltimore metropolitan area. Allstate owns and operates an automobile and equipment leasing business with offices in the Baltimore, Richmond, Houston, and Atlanta metropolitan areas. We sell Heritage and Allstate advertising time on WBFF and WNUV, the television stations operated by Sinclair serving the Baltimore DMA and received payments from these companies in 2000 of $0.3 million. G1440, Inc. provided $0.2 million in services to subsidiaries of Summa Holdings, Ltd. in 2000.

     BAY TELEVISION, INC. In January 1999, SCI entered into a Time Brokerage Agreement with Bay Television, Inc., which owns the television station WTTA-TV in Tampa, Florida. The controlling stockholders own a substantial portion of the equity of Bay Television, Inc. The Time Brokerage Agreement provides that SCI is to deliver television programming to Bay Television, Inc., which broadcasts the programming in return for a monthly fee to Bay of $143,500. SCI must also make an annual payment equal to 50% of the annual broadcast cash flow of the station which is in excess of $1.7 million. During 2000 we made payments of approximately $1.7 million related to the Time Brokerage Agreement. No payment was made in 2000 related to the broadcast cash flow as it did not exceed $1.7 million for the year ended December 31, 2000.

     ALLEGIANCE CAPITAL LIMITED PARTNERSHIP. In August 1999 Allegiance Capital Limited Partnership (Allegiance), with the controlling stockholders, our Chief Financial Officer and Executive Vice President and Allegiance Capital Management Corporation (ACMC), the general partner, established a small business investment company. In August 1999 we invested $2.4 million for a 77.8% interest in Allegiance, and thereafter, the controlling shareholders invested $16,670 each for a combined 2.1% interest in Allegiance, our Chief Financial Officer and Executive Vice President invested $3,330 for a 0.1% interest in Allegiance and ACMC undertook to manage the operations of Allegiance for a 20% interest in Allegiance. During 2000, we invested an additional $2.9 million, the controlling shareholders invested an additional $20,100 each and our Chief Financial Officer and Executive Vice President invested an additional $3,600. ACMC, as the general partner, controls all decision making, investing, and management of operations in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $27,000 paid by the limited partners. We, along with the other limited partners, have committed to investing up to a combined total of $15.0 million of which $2.5 million was invested upon establishing of the partnership.

              AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

AUDIT COMMITTEE REPORT

     The audit committee oversees Sinclair's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of Sinclair's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition the committee has discussed with the independent auditors the auditors' independence from management and Sinclair including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     The committee discussed with Sinclair's independent auditors the overall scope and plans for their respective audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Sinclair's internal controls and the overall quality of Sinclair's financial reporting. The committee held four meetings during fiscal year 2000.

     In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on

Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to shareholder approval, the selection of Sinclair's independence auditors.

                                                     Audit Committee



                                                     Lawrence E. McCanna
                                                     Basil A. Thomas



DISCLOSURE OF FEES CHARGED BY INDEPENDENT ACCOUNTANTS

     The following summarizes the fees charged by Arthur Andersen, LLP for certain serves rendered to Sinclair during 2000.

     AUDIT FEES. Fees for the calendar year audit and the reviews of Forms 10-Q were $270,055.

     FEES FOR FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION. None.

     ALL OTHER FEES. All other fees billed to Sinclair through December 31, 2000 totaled $794,298 which represented fees for tax planning and compliance services, internal audit services, and consulting services related to acquisitions and dispositions.

                              STOCKHOLDER PROPOSALS

If you intend to propose any matter for action at our 2002 annual meeting of stockholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Cockeysville, MD 21030 not later than December 17, 2001 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2002 annual meeting. We will be able to use proxies you give us for the next year's meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before March 2, 2002.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          J. Duncan Smith, Secretary



Baltimore, Maryland
April 16, 2001

                                                                      APPENDIX 1


                         SINCLAIR BROADCAST GROUP, INC.
   --------------------------------------------------------------------------

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

                                                                   June 14, 2000

I.   PURPOSE

          The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by Sinclair Broadcast Group, Inc. (the "Company") to the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

          (i) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

          (ii) review and appraise the audit efforts of the Company's outside auditor; and

          (iii) provide an open avenue of communication among the outside auditor, financial and senior management, and the Board of Directors.

          The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

          The purpose of this Charter is also to confirm that:

          (a) even though the Company's outside auditor reports directly to the Audit Committee and the Board of Directors, the outside auditor's ultimate accountability is to the stockholders of the Company;

          (b) the Audit Committee and the Board of Directors act as representatives of the stockholders; and

          (c) the Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor (or to nominate the outside auditor to be presented to the stockholders for approval in a proxy statement).

II.  COMPOSITION

          Effective no later than June 14, 2001, the Audit Committee shall have at least three members, comprised solely of independent directors (as defined in the applicable rules of the NASDAQ market or any securities exchange on which the common stock of the Company is listed), each of whom is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, the Audit Committee will have at least one member that has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Audit Committee may have one director who is not independent if the conditions set forth in NASDAQ Rule 4310(c)(26)(B) are satisfied.

          The members of the Audit Committee shall be elected by the Board at least annually at a meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee.

III. MEETINGS

          The Audit Committee shall meet at least twice annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the outside auditors in separate sessions to discuss any matters that the Audit Committee or either of these groups believe should be discussed privately. When deemed appropriate, meetings may be held in person or by telephone. Minutes or other records of meeting and activities of the Audit Committee shall be maintained.

IV.  RESPONSIBILITIES AND DUTIES

          To fulfill its responsibilities and duties, the Audit Committee shall:

                            DOCUMENT REPORTS/REVIEWS

     1. Review the Company's annual audited financial statements to be included in the Company's periodic reports filed with the Securities and Exchange Commission (SEC); discuss them with management, and discuss with the Company's outside auditor the matters required to be discussed by Statement on Auditing Standards 61, as modified or supplemented.

     2. Based on the review and discussions described in Sections IV.2 and IV.5, make recommendations to Board of Directors whether the Company's annual audited financial statements should be included in the company's Annual Report on Form 10-K for the preceding fiscal year to be filed with the SEC.

                             INDEPENDENT ACCOUNTANTS

     3. Recommend to the Board of Directors the selection or replacement of the outside auditor, and approve the fees and other compensation to be paid to the outside auditor.

     4. Obtain, on an annual basis, a written statement from the Company's outside auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and taking, or recommending that the full Board of Directors take, appropriate action to oversee the independence of the outside auditor.

     5. Review the performance of the outside auditor and recommend any proposed discharge of the outside auditor when circumstances warrant.

     6. Periodically consult with the outside auditor out of the presence of management about internal controls and quality, acceptability, fullness and accuracy of the Company's financial statements.

     7.   Financial Reporting Process

     8. In consultation with the outside auditor, review the integrity of the Company's financial reporting process, both internal and external.

     9. Consider the outside auditor's judgements about the quality and appropriateness (not just acceptability) of the Company's accounting principles and the clarity of financial disclosure practices as applied in its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the outside auditor or management.

     11. Discuss, at least annually, with each of management and the outside auditor any significant judgements made in management's preparation of the financial statements and the view of each as to appropriateness of such judgements.

     12. Following completion of the annual audit, review separately with each of management and the outside auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     13. Review any significant disagreement among management and the outside auditor in connection with the preparation of the financial statements.

     14. Review with the outside auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate period of time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

                           ETHICS AND LEGAL COMPLIANCE

     15. Review management's monitoring of the Company's compliance with laws and management's exercise of ethical practices and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

     16. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

     17. Perform any other activities consistent with this Charter, the Company's Certificate of Incorporation or Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

     18. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

                         REPORTS OF THE AUDIT COMMITTEE

     19. Prepare and submit any report of the Audit Committee required by the SEC in the Company's annual proxy statement.

--------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

1. Election of seven directors for a term expiring in 2001 as set forth in the proxy statement

   Nominees: David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Basil A. Thomas, Lawrence E. McCanna, Daniel C. Keith

   For: / / Withheld: / / For all except: / /


2. Ratification of the appointment of Arthur Andersen LLP as independent auditors

For: / /  Against: / /  Abstain: / /   THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                       VOTED IN THE MANNER DIRECTED HEREIN BY
                                       THE UNDERSIGNED STOCKHOLDER. IF NO
                                       DIRECTION IS MADE, THIS PROXY WILL BE
                                       VOTED FOR THE NOMINEES FOR DIRECTORS, FOR
                                       EACH OF THE OTHER PROPOSALS AND IN
                                       ACCORDANCE WITH THE PROXIES' DISCRETION
                                       ON ANY OTHER BUSINESS THAT MAY PROPERLY
                                       COME BEFORE THE MEETING TO THE EXTENT
                                       PERMITTED BY LAW.

                                       Please mark, sign and date, and return
                                       the proxy card promptly using the
                                       enclosed envelope.

                                       Dated: __________________________________

                                       Signatures:______________________________

                                       -----------------------------------------
                                       Please sign exactly as name appears to
                                       the left. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                                      PROXY
                         SINCLAIR BROADCAST GROUP, INC.
                    PROXY FOR ANNUAL MEETING OF MAY 22, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of Sinclair Broadcast Group, Inc. to be held on May 22, 2001 at the SBG corporate office, 2nd floor, 10706 Beaver Dam Road, Cockeysville, MD 21030, at 10:00 a.m. local time.


              NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE


--------------------------------------------------------------------------------




                                       2